As filed with the Securities and Exchange Commission on March 25, 1998
                                                    Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------
                                   PSINet Inc.
             (Exact name of registrant as specified in its charter)

             New York                                      16-1353600
  (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                       Identification No.)

                 510 Huntmar Park Drive, Herndon, Virginia 20170
                                 (703) 904-4100
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                              David N. Kunkel, Esq.
              Senior Vice President, General Counsel and Secretary
                                   PSINet Inc.
                 510 Huntmar Park Drive, Herndon, Virginia 20170
           Telephone No.: (703) 904-4100/Facsimile No.: (703) 904-9527
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  -------------
                                   Copies To:
                       Nixon, Hargrave, Devans & Doyle LLP
                  437 Madison Avenue, New York, New York 10022
                     Attention: Richard F. Langan, Jr. Esq.
           Telephone No.: (212) 940-3140/Facsimile No.: (212) 940-3111
                                  -------------


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


------------------------------------------------------------------------------------------------------------------
                                           CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
   Title of Each Class of          Amount to be       Proposed Maximum      Proposed Maximum         Amount of
Securities to be Registered         Registered         Offering Price      Aggregate Offering     Registration Fee
                                                       Per Share (1)           Price (1)
------------------------------------------------------------------------------------------------------------------
     Common Stock, $.01 par    3,000,000 shares(2)        $9.84375            $29,531,250.00       $8,711.72
     value
------------------------------------------------------------------------------------------------------------------

         (1) Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the reported high and low sales prices on The Nasdaq Stock Market on March 20, 1998.

         (2) Includes a like number of preferred share purchase rights (the "Rights"). Since no separate consideration is paid for the Rights, the registration fee is included in the fee for the Common Stock.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MARCH 25, 1998

********************************************************************************
     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
*******************************************************************************
                                  -------------

                                   PSINet Inc.

                        3,000,000 Shares of Common Stock
                                  -------------


         This Prospectus pertains to the offer and sale of up to 3,000,000 shares of Common Stock (the"Common Stock"), par value $.01 per share, of PSINet Inc., (the"Company" or "PSINet"), from time to time, by certain of the Company's stockholders named herein (each, a "Selling Stockholder" and collectively the "Selling Stockholders"). See "Selling Stockholders." Any or all of the Common Stock being registered hereby may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. To the extent required, the names of the Selling Stockholders, the number of shares of Common Stock to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby.

         The shares of Common Stock to which this Prospectus relates may be issued to the Selling Stockholders from time to time upon conversion of Series B 8% Convertible Preferred Stock issued in the Private Placement (as defined herein). See "Plan of Distribution." All Registration Expenses (as defined herein) incurred in connection with the registration of the Common Stock to which this Prospectus relates will be borne by the Company. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments which the Selling Stockholders may be required to make in respect thereof. See "Plan of Distribution."

         The shares offered hereby may, without limitation, be sold by the Selling Stockholders, their pledges, donees and successors-in-interest directly or through agents, underwriters or dealers as designated from time to time or through a combination of methods. See "Plan of Distribution."

         The Company will not receive any proceeds from this offering. No underwriting is being utilized in connection with this registration of Common Stock and, accordingly, the shares of Common Stock are being offered without underwriting discounts. The expenses of this registration will be paid by the Company. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders.

                  For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors" commencing on page 4.

                  The Common Stock is traded on The Nasdaq Stock Market under the symbol "PSIX." On March 24, 1998, the last sale price for the Common Stock as reported on The Nasdaq Stock Market was $10 11/16 per share.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES COMMISSION NOR HAS THE COMMISSION
                 OR ANY STATE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

         The date of this Prospectus is March , 1998.

     No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer of solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer of solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                TABLE OF CONTENTS
                                                                     Page

RISK FACTORS...........................................................4
THE COMPANY...........................................................13
USE OF PROCEEDS.......................................................13
SELLING STOCKHOLDERS..................................................14
PLAN OF DISTRIBUTION..................................................15
LEGAL MATTERS.........................................................16
EXPERTS...............................................................16
AVAILABLE INFORMATION.................................................16
DOCUMENTS INCORPORATED BY REFERENCE...................................17
                                ----------------

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     CERTAIN OF THE MATTERS DISCUSSED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED BY REFERENCE, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH FORWARD-LOOKING STATEMENTS MAY INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS AND PERFORMANCE OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS OR PERFORMANCE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. CAUTIONARY STATEMENTS REGARDING THE RISKS, UNCERTAINTIES AND OTHER FACTORS ASSOCIATED WITH SUCH FORWARD-LOOKING STATEMENTS ARE DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS, AND PROSPECTIVE INVESTORS ARE URGED TO CAREFULLY CONSIDER SUCH FACTORS.

         ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENT ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED BY THE FOREGOING CAUTIONARY STATEMENTS.

                              --------------------

                                  RISK FACTORS

         Prospective investors should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the securities offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. Unless the context otherwise requires, "PSINet" and the "Company" refer to PSINet Inc. and its subsidiaries.

Operating Deficit; Continuing Losses; Potential Fluctuations in Operating Results; iSTAR Operating Losses

         The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract and retain qualified persons, and continue to upgrade its technologies and commercialize its network services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has experienced revenue growth on an annual basis with revenue increasing from $38.7 million in 1995 to $84.4 million in 1996 to $121.9 million in 1997, it has incurred losses and experienced negative earnings before interest, taxes, depreciation and amortization ("EBITDA") during each of such periods. The Company has incurred net losses of $45.6 million, $55.1 million and $53.2 million and has incurred negative EBITDA of $21.2 million, $28.0 million and $27.9 million for each of the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, the Company had a retained deficit of $162.6 million. In its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company reported that it would achieve positive EBITDA sometime during the second quarter of 1997 and would be profitable by the first quarter of 1998 or prior thereto. The Company did achieve breakeven EBITDA in certain months of the second and third quarters of 1997, but as a result of several factors that arose subsequent to the date of the Company's filing of its Form 10-K for fiscal 1996, the Company was unable to meet certain of its prior objectives. Principal among these factors adversely affecting the Company's operating performance were delivery delays for Primary Rate Interface ("PRI") telecommunications facilities required to meet customer demand, accelerated investment by the Company in its overseas operations in order to respond to rapidly developing markets, and lower than expected growth during the third quarter of 1997 in the demand for its domestic Internet services. The Company expects to focus in the near term on continuing to increase its corporate customer base and expanding its Carrier and Internet Service Provider ("ISP") Services business unit strategy which will require it to continue to incur expenses for marketing, network infrastructure, personnel and the development of new products and services. Such continued expenses may adversely impact cash flow and operating performance. The Company also plans to continue to enhance its network and the administrative and operational infrastructure necessary to support its Internet access service domestically and internationally.

         The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside the Company's control, including, among others, general economic conditions, specific economic conditions in the Internet access industry, user demand for Internet services, capital expenditures and other costs relating to the expansion of operations and the Company network, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of channels through which those services are sold, pricing changes and new product introductions by the Company and its competitors and delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities (i.e., PRIs). As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on the Company's business, results of operations and cash flow.

         In February 1998, the Company acquired iSTAR internet inc. ("iSTAR"), one of the leading Canadian providers of Internet services and solutions. Prior to its acquisition by the Company, iSTAR incurred a net loss of $39.1 million and had negative EBITDA of $20.7 million for the twelve months ended November 30, 1997. While the Company believes that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of iSTAR it will be able to realize significant cost savings on its Canadian operations beginning in 1998, there can be no assurance that the Company's integration of the operations of iSTAR will be accomplished successfully. The inability of the Company to improve the operating performance of iSTAR's business or to successfully integrate the operations of iSTAR could have a material adverse effect on the Company's business, financial condition and results of operations.


Competition

         The market for Internet access and related services is highly competitive. The industry has relatively insignificant barriers to entry and numerous entities competing for the same customers. The Company expects that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers, and on-line service providers. The Company believes that the primary competitive factors for the provision of Internet services are quality of service, reliability, price, technical expertise, ease of use, variety of value-added services, quality and availability of customer support, experience of the supplier, geographic coverage and name recognition. The Company's success in this market will depend heavily upon its ability to provide high quality Internet connectivity and related services at competitive prices.

         As a result of industry competition, the Company has encountered and expects to continue to encounter pricing pressure, which in turn could result in reductions in the average selling price of the Company's services. For example, certain of the Company's competitors which are telecommunications companies, including AT&T Corporation and MCI Communications Corp., may be able to provide customers with reduced or free communications costs in connection with their Internet access services or offer Internet access as a standard component of their overall service package, thereby increasing price pressure on the Company. The Company has in the past reduced prices on certain of its Internet access options and may continue to do so in the future. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. The Company is not able presently to predict the impact which future growth in the Internet access and on-line services businesses will have upon competition in the industry. Increased price or other competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

         As the Company continues to expand its operations outside the United States, it will encounter new competitors and competitive environments. In some cases, the Company will be forced to compete with and buy services from government owned or subsidized telecommunications providers, some of which may enjoy a monopoly on telecommunications services essential to the Company's business. There can be no assurance that the Company will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with the Company's previously described competitors, foreign competitors may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. There can be no assurance that the Company can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the Company at a significant competitive disadvantage.


Risks Associated with Strategic Alliance With IXC

         The Company is subject to a variety of risks relating to its transactions with IXC Internet Services, Inc. ("IXC") and the acquisition, operation and maintenance of the bandwidth corresponding to the indefeasible rights of use ("PSINet IRUs"). Such risks include, among other things, the following: (i) the risk that, if the difference between $240 million and the fair market value of 10,229,789 shares of the Common Stock of the Company issued to IXC in exchange for the PSINet IRUs (representing approximately 20% of the issued and outstanding Common Stock of the Company after giving effect to such issuance and having an aggregate market value of $78,641,503 based on the Closing market price per share of the Company's Common Stock as reported by The Nasdaq Stock

Market on February 25, 1998 of $7.6875) (the "IXC Initial Shares") as of the Determination Date or the Acceleration Date (as defined), as applicable, is significant, satisfaction of the Contingent Payment Obligation (as defined) by the Company through the issuance of additional shares of common stock or, at the sole option of the Company, by a payment of cash, or a combination of stock and cash, could result in significant dilution to the Company's other shareholders and in IXC owning a significant, or even a controlling, portion of the outstanding common stock, and/or could necessitate a significant cash outlay by the Company, which in any such event could have a material adverse effect on the Company and its shareholders; (ii) the risk that financial, legal, technical and/or other matters may adversely affect IXC's ability to perform the operation, maintenance and other services under the IRU and Stock Purchase Agreement, dated as of July 22,1997, between the Company and IXC, as amended (the "IRU Purchase Agreement") with respect to the bandwidth corresponding to the PSINet IRUs, which may adversely affect the Company's use of such bandwidth; (iii) the risk that, in the event of a material default by IXC under the IRU Purchase Agreement at such time as IXC is in bankruptcy, the Company's use of the bandwidth corresponding to the PSINet IRUs may be materially adversely affected or curtailed; (iv) the risk that the Company will not have access to sufficient additional capital and/or financing on satisfactory terms to enable it to make the necessary capital expenditures to take full advantage of the PSINet IRUs; (v) the risk that IXC may not continue to have the necessary financial resources to enable it to complete, or may otherwise elect not to complete, its contemplated buildout of its fiber optic telecommunications system or that such buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical and/or other factors; (vi) the risk that, in the event of a change of control or change in management of IXC, IXC's successor or new management, as the case may be, may not share IXC's commitment to the buildout of its fiber optic telecommunications system or may not otherwise allocate the necessary human, financial, technical and other resources to satisfactorily meet its obligations to the Company under the IRU Purchase Agreement that would adversely affect the Company's use of the bandwidth corresponding to the PSINet IRUs; (vii) the risk that IXC, as the Company's largest shareholder and through its chairman's seat on the Company's Board of Directors, could subject the Company to certain conflicts of interest or could influence the Company's management in a manner that could adversely affect the Company's business or control of the Company; and (viii) the risk that future sales by IXC of substantial numbers of shares of common stock could adversely affect the market price of the common stock and make it more difficult for the Company to raise funds through equity offerings and to effect acquisitions of businesses or assets in consideration for issuances of its common stock. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with its strategic alliance with IXC.

         If the fair market value of the IXC Initial Shares (based on a 20 trading day volume-weighted average share price) is less than $240 million at the earlier of one year following delivery and acceptance of the total amount of bandwidth corresponding to the PSINet IRUs or February 25, 2002 (the "Determination Date"), the Company will be obligated to provide IXC with additional shares of its common stock, or at the sole option of the Company, cash or a combination thereof equal to the shortfall (the "Contingent Payment Obligation"). The Company has the right to accelerate the Contingent Payment Obligation to any date (the "Acceleration Date") prior to the Determination Date.


Risks Associated With Management of Growth and Expansion

         The Company had 400 points-of-presence ("POPs") as of March 1, 1998 and plans to continue to expand the capacity of existing POPs as customer-driven demand dictates. The Company's rapid growth has placed, and in the future may continue to place, a strain on the Company's administrative, operational and financial resources and has increased demands on its systems and controls. The Company anticipates that its Carrier and ISP Services business unit, as well as other business growth, may require continued enhancements to and expansion of its network. Competition for qualified personnel in the Internet services industry is intense and there are a limited number of persons with the requisite knowledge of and experience in such industry. The process of locating, training and successfully integrating qualified personnel into the Company's operations is often lengthy and expensive. There can be no assurance that the Company will be successful in attracting, integrating and retaining such personnel. In addition, there can be no assurance that the Company's existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The inability to continue to upgrade the networking systems or the operating and financial control systems, the inability to recruit and hire necessary personnel, the inability to successfully integrate new personnel into the Company's operations, the inability to manage its growth effectively or the emergence of unexpected expansion difficulties could adversely affect the Company's business, results of operations and financial condition.


Need for Additional Capital to Finance Growth and Capital Requirements

         The Company expects to continue to enhance its network in order to maintain its competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing. The Company expects to incur capital expenditures through the end of the year 2000 of up to $95 million. In addition, the Company expects to incur on an annual basis approximately $1.15 million in operation and maintenance fees with respect to the PSINet IRUs per each 1,000 equivalent route miles of OC-48 bandwidth accepted under the IRU Purchase Agreement. Other planned capital expenditures expected to be incurred by the Company over the next four years include up to $35 million in connection with the Company's anticipated buildout of its pan-European Internet network. The Company is also obligated, under the terms of one of its Carrier and ISP Services agreements, to provide the ISP customer with a rental facility of up to $5.0 million for telecommunications equipment owned or leased by the Company and deployed in the customer's network ($1.4 million drawn at December 31, 1997). In addition, the Company may be obligated pursuant to the Contingent Payment Obligation under the IRU Purchase Agreement to provide IXC with additional shares of common stock and/or cash, at the Company's sole option, in an amount equal to the difference between $240 million and the then fair market value of the IXC Initial Shares on the earlier of one year following delivery and acceptance of the total bandwidth corresponding to the PSINet IRUs or February 25, 2002.

         The Company believes it will have a reasonable degree of flexibility to adjust the amount and timing of its capital expenditures in response to the Company's then existing financing capabilities, market conditions, competition and other factors. The Company believes that working capital generated from the use of bandwidth corresponding to the PSINet IRUs, together with other working capital from operations, from existing credit facilities, from capital lease financings, and from proceeds of future equity or debt financings (which the Company presently expects to be able to obtain when needed), will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of its operations.

         The Company may seek to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses, or to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. There can be no assurance that the Company will be able to raise such funds on favorable terms. In the event that the Company is unable to obtain such additional funds on acceptable terms, the Company may determine not to enter into various expansion opportunities.


Risks Associated with International Expansion

         A component of the Company's strategy is its planned expansion into international markets. There can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, expropriation, nationalization, war, insurrection and other political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. The Company may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct its foreign operations successfully. There can be no assurance that such factors will not have an adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. In addition, there can be no assurance that laws or administrative practice relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.


Risks Associated With Acquisitions and Strategic Alliances

         As part of its business strategy, the Company expects to continue to seek to develop strategic alliances both domestically and internationally and/or to acquire assets and businesses principally relating to or complementary to its current operations. Any such future strategic alliances or acquisitions would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of companies. Such risks include, among other things, the difficulty of integrating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company by the successful incorporation of licensed or acquired technology and rights into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such strategic alliances or acquisitions.

         In addition, if the Company were to proceed with one or more significant acquisitions in which the consideration consists of cash, such as the Company's recently completed transaction with iSTAR, a substantial portion of the Company's available cash could be used to consummate such acquisitions. If the Company were to consummate one or more significant acquisitions or strategic alliances in which the consideration consists of stock, such as the Company's recently completed transaction with IXC, shareholders of the Company could suffer a significant dilution of their ownership interests in the Company. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in increases in the Company's amortization expenses and the length of time over which they are reported. In connection with acquisitions, the Company could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with the Company's business. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on the Company's business, financial condition and results of operations and could cause substantial fluctuations in the Company's quarterly and yearly operating results.


Dependence on Key Personnel

         The Company's success depends to a significant degree upon the continued contributions of its senior management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the internetworking industry is intense and there are a limited number of persons with knowledge of and experience in the Internet Services industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, product development efforts and ability to expand its network infrastructure. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.



Risks of Technology Trends and Evolving Industry Standards

         The Company's products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. The Company's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop its technical expertise, to enhance its current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new technologies, developing new services or enhancing its existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. There can be no assurance that the Company will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, there can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete.

         In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by the Company. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including, among others, inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communications, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact the Company's business, financial condition and results of operation.


Potential Liability for Information Disseminated through Network; Regulatory Matters

         The law relating to liability of ISPs for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. In one case, a federal district court held that an online service provider could be found liable for defamatory matter provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Other courts have held that online service providers and ISPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. Certain provisions of the Communications Decency Act, which imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications, have been found unconstitutional by the U.S. Supreme Court. New legislative attempts to curtail obscene or indecent communications are likely. The imposition upon ISPs or web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

         The Company carries errors and omissions insurance with a basic policy limitation of $2.0 million, subject to deductibles, exclusions and self-insurance retention amounts. Such coverage may not be adequate or available to compensate the Company for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

         Although the Company's Internet operations are not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency (other than regulations applicable to businesses generally), due to the increasingly widespread use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls. The FCC is currently reviewing its regulatory position on the usage of the basic network and communications facilities by ISPs. Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from Regional Bell Operating Companies ("RBOCs") or other telecommunications companies, could have an adverse effect on the Company's business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on ISPs, the impact of this decision on the availability of telephone service is the subject of a congressionally-mandated report. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented ISPs such as the Company. Nonetheless, the imposition of access charges would affect the Company's costs of serving dial-up customers and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The law relating to the regulation and liability of Internet access providers in relation to information carried or disseminated also is undergoing a process of development in other countries. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including the Company.

         The Company's wholly-owned subsidiary, PSINet Telecom Limited, has received a license from the FCC to provide global facilities-based telecommunications services, subjecting it to regulation as a non-dominant international common carrier. Further, the Company is also considering the financial, regulatory and operational implications of becoming or acquiring a competitive local exchange carrier ("CLEC") in certain selected cities. As a result, it is also possible that the Company could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities, as a provider of domestic basic telecommunications services, particularly competitive local exchange services.

         The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, many regulations may be subject to judicial review, the result of which the Company is unable to predict.

     Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. The Company believes that, in the current regulatory environment, the FCC is unlikely to do so. International non-dominant carriers must maintain tariffs on file with the FCC. Regulation of CLECs occurs on both a state and federal level, to the extent CLECs provide interstate exchange access service. Regulatory regimes vary from state-to state, however, competing local exchange carriers are non-dominant and are likely to be subject to a relaxed form of regulation. Nevertheless, there are numerous state and federal proceedings that may impose regulatory burdens on CLECs. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on the Company.


Risks Associated with Financing Arrangements

         Certain of the Company's financing arrangements are secured by substantially all of the Company's assets and stock of certain subsidiaries of the Company. These financing arrangements require that the Company satisfy certain financial covenants and currently prohibit the payment of dividends and the repurchase of capital stock of the Company without, in each case, the lender's consent. The Company's secured lenders would be entitled to foreclose upon those assets in the event of a default under the financing arrangements and to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of the Company's capital stock in the event that the Company is liquidated. In addition, the collateral security arrangements under the Company's existing financing arrangements may adversely affect the Company's ability to obtain additional borrowings.


Risk of System Failure or Shutdown

         The success of the Company is dependent upon its ability to deliver reliable, high-speed access to the Internet. The Company's network, as is the case with other networks providing similar service, is vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. The Company is also dependent upon the ability and willingness of its telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. While the Company's network has been designed with redundant circuits among POPs to allow traffic rerouting, lab and field testing is performed before integrating new and emerging technology into the network, and the Company engages in capacity planning, there can be no assurance that the Company will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network. The Company carries property, POP equipment and business interruption insurance with basic policy limitations of $4.0 million, $5.0 million and $5.0 million, respectively, subject to deductibles, exclusions and self-insurance retention amounts. Such coverage may not be adequate or available to compensate the Company for all losses that may occur. In addition, the Company generally attempts to limit its liability to customers arising out of network failures through contractual provisions disclaiming all such liability and, in respect of certain services, limiting liability to a usage credit based upon the amount of time that the system was not operational. There can be no assurance that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage the reputation of the Company and result in the loss of customers.


Network Security Risks; Risks Associated with Providing Security Services

         Despite the implementation of network security measures by the Company, such as limiting physical and network access to its routers, its infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers, which may deter potential customers and adversely affect existing customer relationships. Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on the Company.

         The security services offered by the Company for use in connection with its customers' networks also cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although the Company attempts to limit contractually its liability in such instances, the occurrence of such problems may result in claims against or liability on the part of the Company. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business or reputation or on its ability to attract and retain customers for its products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and the Company's customer base and revenues.


Dependence on Suppliers

         The Company has few long-term contracts with its suppliers. The Company is dependent on third party suppliers for its leased-line connections, or bandwidth. Certain of these suppliers are or may become competitors of the Company, and such suppliers are not subject to any contractual restrictions upon their ability to compete with the

Company. To the extent that these suppliers change their pricing structures, the Company may be adversely affected. Following the recent consummation of its transaction with IXC, the Company anticipates that its dependence upon certain of these suppliers will be decreased as it accepts delivery of OC-48 bandwidth under the IRU Purchase Agreement. Nevertheless, until the IXC fiber optic telecommunications system is completed (and IXC is not obligated under the IRU Purchase Agreement to extend its buildout of the IXC system beyond approximately 6,640 unique route miles of OC-48 bandwidth) and, in certain geographic regions, even after such completion, the Company will continue to be dependent upon such suppliers in certain geographic regions. Moreover, any failure or delay of IXC to deliver bandwidth under the IRU Purchase Agreement or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect the Company. The Company is also dependent on certain third party suppliers of hardware components. Although the Company attempts to maintain a minimum of two vendors for each required product, certain components used by the Company in providing its networking services are currently acquired or available from only one source.

         The Company has from time to time experienced delays in the receipt of certain hardware components and telecommunications facilities, including, most recently, delays in delivery of PRI telecommunications facilities (which connect dial-up customers to the Company's network). A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Company. The Company's remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to the Company's desire to maintain good relationships with the suppliers. As the Company's suppliers revise and upgrade their equipment technology, the Company may encounter difficulties in integrating the new technology into the Company's network.

         Certain of the vendors from whom the Company purchases telecommunications bandwidth, including the RBOCs and other local exchange carriers ("LECs"), currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, newly enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices charged by the RBOCs and other LECs to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company is subject to the effects of other potential regulatory actions which, if taken, could increase the cost of the Company's telecommunications bandwidth through, for example, the imposition of access charges.


Dependence on Technology; Proprietary Rights

         The Company's success and ability to compete is dependent in part upon its technology and proprietary rights, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. Nevertheless, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently, and there can be no assurance that such measures are adequate to protect the Company's proprietary technology. In addition, the Company's products may be licensed or otherwise utilized in foreign countries where laws may not protect the Company's proprietary rights to the same extent as do laws in the United States. It is the Company's policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time the Company has received claims of infringement of other parties' proprietary rights. While the Company does not believe that it has infringed the proprietary rights of other parties, there can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

Year 2000

         The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company has established procedures for evaluating and managing the risks and costs associated with this problem and believes that its computer systems are currently Year 2000 compliant. However, many of the Company's customers maintain their Internet connections on UNIX-based servers, which may be impacted by Year 2000 complications. The failure of the Company's customers to ensure that their servers are Year 2000 compliant could have a material adverse effect on the Company's customers, which in turn could have a material adverse effect on the Company's business, results of operations and financial condition.


Potential Volatility of Stock Price

         The market price and trading volume of the Company's Common Stock has been and may continue to be highly volatile. Factors such as variations in the Company's revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving competitors of the Company or price reductions by the Company, its competitors or providers of alternative services could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stock of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations have adversely affected and may continue to adversely affect the market price of the Common Stock.



                                   THE COMPANY

         The Company is a leading global facilities-based provider of Internet access services and related products to businesses. The Company provides dedicated and dial-up Internet connectivity in 90 of the 100 largest metropolitan statistical areas in the U.S. and in nine of the 20 largest international telecommunications markets. The Company also offers Internet Protocol ("IP")-based value-added services and products to businesses, including corporate intranets, Web hosting and collocation, remote user access, multi-currency electronic commerce and security services, that enable businesses to maximize utilization of their corporate networks and the Internet. Additionally, the Company provides network backbone services to other telecommunications carriers and ISPs to further exploit its network capacity.

         The Company was incorporated in New York in 1988. The mailing address of the Company's principal executive offices is 510 Huntmar Park Drive, Herndon, Virginia 20170. Its telephone number at that address is (703) 904-4100 and its Internet address for shareholder information is investor-relations@psi.com.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Common Stock being offered hereby for the account of the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of March 1, 1998, and the number of shares of Common Stock being offered by this Prospectus assuming the sale of all shares of Common Stock offered hereby.


                                 Shares Beneficially Owned     Number of Shares      Shares Beneficially Owned
                                  Prior to Offering(1)(2)        Being Offered            After Offering

                               ---------------------------    ------------------   ----------------------------------
Beneficial Owner                   Number         Percent                                    Number        Percent
Brown Simpson Strategic               22,000           *                  22,000                --             --
Growth Fund, L.P.
Brown Simpson Strategic                3,000           *                   3,000                --             --
Growth Fund, Ltd.
KA Investments LDC                   475,000           *                 475,000                --             --
Lehman Brothers Inc.               1,000,000          1.93             1,000,000                --             --
SBC Warburg Dillon Read Inc.       1,500,000          2.86             1,500,000                --             --


---------------------------


*     Less than one percent.

(1) Except to the extent otherwise provided herein, the persons named in the table have sole voting and dispositive power with respect to the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) Includes shares of Common Stock issuable upon conversion of the Company's Series B 8% Convertible Preferred Stock assuming conversion at the formula price in effect on March 24, 1998 (which price will fluctuate from time to time based on changes in the market price of the Common Stock and provisions in the formula for determining the conversion price). The Series B 8% Convertible Preferred Stock was issued by the Company to such Selling Stockholders in November 1997 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. Does not include any Common Stock issuable upon conversion of Series B 8% Convertible Preferred Stock that may be issued as dividends on Series B 8% Convertible Preferred Stock.

                              PLAN OF DISTRIBUTION

         Any or all of the Common Stock being registered hereby may be sold from time to time to purchasers directly by any Selling Stockholder, its pledges, donees and successors-in-interest. Alternatively, any Selling Stockholder may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from such Selling Stockholder and/or the purchasers of Common Stock for whom they may act as agent. Any such Selling Stockholder, and any such underwriters, dealers or agents that participate in the distribution of Common Stock, may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any profit on the resale of such Common Stock purchased by them may be deemed to be underwriting discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such shares of Common Stock may, without limitation, be so offered or sold in the open market, on The Nasdaq Stock Market, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the names of the Selling Stockholders, the number of shares of Common Stock to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by any Selling Stockholder of the Common Stock offered hereby. The Selling Stockholders may also sell the Common Stock being registered hereby in accordance with Rule 144 of the Commission, rather than pursuant to this Prospectus.

         In connection with distributions of the Common Stock, any Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Common Stock in the course of hedging the positions they assume with such Selling Stockholder. Any Selling Stockholder also may sell the Common Stock short and deliver the Common Stock to close out such short positions. Any Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, which may then resell or otherwise transfer such Common Stock in block trades or otherwise. Any Selling Stockholder also may loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock as a principal hereunder.

         All Registration Expenses incurred in connection with the registration of the Common Stock to which this Prospectus relates will be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. "Registration Expenses" means all fees and expenses incident to the registration of the Common Stock to which this Prospectus relates, including fees and expenses of counsel to the Company and the Selling Stockholders (limited, in the case of counsel to the Selling Stockholders, to $10,000) but excluding, in the case of an underwritten offering, all fees and disbursements of any underwriters (including discounts and commissions), their counsel and accountants and all registration and filing fees.

         The shares of Common Stock covered by this Prospectus are issuable upon conversion of 600,000 Series B 8% Convertible Preferred Stock issued by the Company in a private placement in November 1997 (the "Private Placement").

         The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which the Selling Stockholders may be required to make in respect thereof.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Stockholders. All of the foregoing may affect the marketability of the Securities.


                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for the Company by Nixon, Hargrave, Devans & Doyle LLP (a partnership including professional corporations), 437 Madison Avenue, New York, New York 10022. Certain partners of Nixon, Hargrave, Devans & Doyle LLP own shares of the Company's Common Stock.


                                     EXPERTS

         The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of iSTAR internet inc. as of May 31, 1997 and 1996, and for each of the two years in the period ended May 31, 1997 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated January 7, 1998 have been audited by KPMG, Chartered Accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be obtained electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval system at the SEC's Web site (http://www.sec.gov). The Company's Common Stock is listed on The Nasdaq Stock Market and copies of such reports and other information can also be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the SEC referred to above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company furnishes stockholders with annual reports containing audited financial statements and with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents which have been filed by the Company with the SEC are hereby incorporated in this Prospectus by reference:

                           1. The Company's Annual Report on Form 10-K for the
                  fiscal year ended December 31, 1997, which contains audited consolidated balance sheets of the Company and subsidiaries as of December 31, 1997 and 1996, and related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1997, 1996 and 1995.

                           2. Part II, Item 2 of the Company's Quarterly Report
                  on Form 10-Q for the quarter ended September 30,1997, as amended.

                           3. The Company's Current Reports on Form 8-K dated
                  July 31, 1997 (solely insofar as it relates to the Company's Shareholder Rights Agreement dated May 8, 1996, as amended), August 20, 1997, January 7, 1998, January 22, 1998, February 12, 1998, and March 10, 1998.

                           4. The Company's Registration Statement on Form 8-A
                  dated April 7, 1995, as amended (registration no. 0-25812).

                           5. The Company's Registration Statement on Form 8-A
                  dated June 4, 1996, as amended (registration no. 0-25812).

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

         Any statement contained herein or in a document which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such prior statement.

         This Prospectus incorporates documents by reference which are not presented or delivered herewith. These documents are available upon written or oral request from the Company, without charge, to each person to whom a copy of this Prospectus has been delivered, other than exhibits to those documents. Exhibits are available for a reasonable fee. Requests should be directed to the Office of the Secretary, PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170 (telephone (703) 904-4100).

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table itemizes the expenses estimated to be incurred by the Company in connection with the offering of the Common Stock being registered. All the amounts shown are estimates except the SEC registration fee.

                      Item                                           Amount

             Registration Fee -
             SEC ....................................................$ 8,711.72
             Legal Fees and Expenses .................................40,000.00
             Accounting Fees and Expenses .............................5,000.00
             Miscellaneous ............................................5,000.00
                                                                      ---------
             TOTAL...................................................$58,711.72
                                                                     ==========


Item 15.  Indemnification of Directors and Officers

         Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action os adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

         As permitted by Section 721 of the BCL, the Registrant's By-laws provide that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

         Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be held personally liable to the Registrant or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of such Article EIGHTH by the shareholders unless a judgment or other final adjudication adverse to him establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated section 719 of the BCL.

         The Registrant has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Registrant generally is obligated to indemnify its directors and such officers to the full extent permitted by the BCL as described above. The Company also has purchased directors' and officers' liability insurance.

Item 16.  Exhibits

             (a)  Exhibits:

             5.1 Opinion of Nixon, Hargrave, Devans & Doyle LLP, as to validity of securities being registered.

             23.1 Consent of Nixon, Hargrave, Devans & Doyle LLP (included as part of Exhibit 5.1).

             23.2     Consent of Price Waterhouse LLP.

             23.3     Consent of KPMG, Chartered Accountants.

24.1         Power of attorney (included on signature page).

Item 17.  Undertakings

             The Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3)
             of the Securities Act of 1933, as amended (the "Securities Act");

                      (ii) To reflect in the Prospectus any facts or events
             arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to
             the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Registrant hereby further undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herndon, Commonwealth of Virginia on March 25, 1998.

                                           PSINet Inc.


                                           By:  /s/ William L. Schrader
                                           William L. Schrader, Chairman
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David N. Kunkel, Edward D. Postal, Michael J. Malesardi and Kathleen B. Horne, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Name                        Title                        Date

                                Chairman, President,            March 25, 1998
   /s/ William L. Schrader         Chief Executive
       William L. Schrader      Officer and Director
                                (Principal Executive
                                      Officer)

                                   Executive Vice               March 25, 1998
   /s/ Harold S. Wills            President, Chief
       Harold S. Wills          Operating Officer and
                                      Director

                                     Senior Vice                March 25, 1998
   /s/ David N. Kunkel           President, General
       David N. Kunkel         Counsel, Secretary and
                                      Director

                                Senior Vice President           March 25, 1998
   /s/ Edward D. Postal          and Chief Financial
       Edward D. Postal          Officer (Principal
                                 Financial Officer)

                                 Vice President and             March 25, 1998
   /s/ Michael J. Malesardi     Controller (Principal
       Michael J. Malesardi      Accounting Officer)

                                      Director                  March 25 1998
   /s/ William H. Baumer
       William H. Baumer

                                      Director                  March 25, 1998
   /s/ Ralph J. Swett
       Ralph J. Swett

                                      Director                  March 25, 1998
   /s/ Ian P. Sharp
       Ian P. Sharp

                                      Director                  March 25, 1998
   /s/ William A. Wilson
       William A. Wilson

                                  EXHIBIT INDEX
                                                                     Page Number
                                                                       in Signed
                                                                    Registration
 Exhibit No.          Description                                      Statement

    5.1       Opinion of Nixon, Hargrave, Devans &
              Doyle LLP as to validity of securities being registered

   23.1       Consent of Nixon, Hargrave, Devans & Doyle LLP
              (included as part of Exhibit 5.1)

   23.2       Consent of Price Waterhouse LLP

   23.3       Consent of KPMG, Chartered
              Accountants

   24.1       Power of attorney (included on signature page)